UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 19, 2014

Date of Report (Date of earliest event reported):

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 North First Street
San Jose, CA 95134
(Address of principal executive offices, including zip code)

(408) 542-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements
On December 22, 2014, Harmonic Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and between the Company and JPMorgan Chase Bank, N.A. (“JPMorgan”). The Credit Agreement provides for a $20.0 million revolving credit facility, with a sublimit of $10.0 million for the issuance of commercial and standby letters of credit on the Company’s behalf. Proceeds of loans made under the Credit Agreement will be used by the Company for working capital and general corporate purposes.
Revolving loans under the Credit Agreement may be borrowed, repaid and reborrowed until December 22, 2015, at which time all amounts borrowed must be repaid. The revolving loans under the Credit Agreement bear interest, at the election of the Company, at either (a) an adjusted LIBOR rate for a term of one, two, or three months, plus an applicable margin of 1.75% or (b) the prime rate plus an applicable margin of -1.30%, provided that such rate shall not be less than the one month adjusted LIBOR rate, plus 2.5%. Interest is due and payable monthly in arrears. In the event that the balance of the Company’s accounts held with JPMorgan falls below $30.0 million in aggregate total worldwide consolidated cash and short-term investments (the “Consolidated Cash Threshold”) and remains below such amount for a period of five consecutive business days, the Company is obligated to pay a one-time facility fee of $50,000 to JPMorgan. The Company is also obligated to pay JPMorgan a non-usage fee equal to the average daily unused portion of the credit facility multiplied by a per annum rate of 0.25% if, during any calendar month, the balance in the Company’s accounts held with JPMorgan falls below the Consolidated Cash Threshold and remains below such amount for a period of five consecutive business days.
To the extent that any letters of credit are issued under the Credit Agreement for the account of the Company, the Company will pay a letter of credit fee with respect to such letters of credit in an amount equal to (a) in the case of a standby letter of credit, the maximum amount available to be drawn under such standby letter of credit multiplied by a per annum rate of 1.75% and (b) in the case of a commercial letter of credit, the greater of $100.0 or 0.75% of the original maximum available amount of such commercial letter of credit. The Company will also pay other customary transaction fees and costs in connection with the issuance of letters of credit under the Credit Agreement.
The Company’s obligations under the Credit Agreement are secured only by a pledge of 66 2/3% of the Company’s equity interests in its foreign subsidiary, Harmonic International AG. Additionally, to the extent that the Company in the future forms any direct or indirect, domestic, material subsidiaries, those subsidiaries will be required to provide a guaranty of the Company’s obligations under the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, or pay dividends, in each case subject to certain exceptions. The Company is also required to maintain, on a consolidated basis, total cash and marketable securities of at least $35.0 million and EBITDA (as such term is defined in the Credit Agreement) of at least $20.0 million determined on a rolling four-quarter basis.
The Credit Agreement contains customary events of default that include, among other things, payment defaults, inaccuracy of representations and warranties, covenant defaults, certain cross defaults with respect to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, and ERISA defaults. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a rate equal to 3.0% above the applicable interest rate.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

On December 19, 2014, in connection with the Company’s entry into the Credit Agreement discussed in Item 1.01 of this Current Report, the Company terminated its Loan Agreement, dated as of August 11, 2011, by and between the Company and Silicon Valley Bank (“SVB”) (as amended by (i) that certain Amendment No. 1 to Loan Agreement, dated as of August 23, 2012, by and between the Company and SVB, (ii) that certain Amendment No. 2 to Loan Agreement, dated as of August 20, 2013, by and between the Company and SVB, and (iii) that certain Amendment No. 3, dated as of August 22, 2014, by and between the Company and SVB, the “SVB Credit Facility”). The SVB Credit Facility had provided for a $10.0 million unsecured revolving credit line, expiring on December 31, 2014. No penalties were due in connection with the termination of the SVB Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of December 22, 2014, by and between Harmonic Inc. and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.

By:
Name: Title:	Timothy C. Chu Vice President, General Counsel and Secretary
Date: December 22, 2014

Exhibit Index

Exhibit Number	Description
10.1	Credit Agreement, dated as of December 22, 2014, by and between Harmonic Inc. and JPMorgan Chase Bank, N.A.